Exhibit 99.1

The First Bancorp Reports Record Results for 2008,

Up 7.5% Over 2007

DAMARISCOTTA, ME, January 21 – The First Bancorp (Nasdaq: FNLC), today announced unaudited results for the year ended December 31, 2008, with earnings per share on a fully diluted basis of $1.44, up $0.10 or 7.5% from the $1.34 reported for the year ended December 31, 2007. Net income for the year was $14.0 million, an increase of $0.9 million or 7.1% from the $13.1 million posted for 2007.

The Company also announced unaudited results for the quarter ended December 31, 2008, with earnings per share on a fully diluted basis of $0.31, down $0.05 or 13.9% from the $0.36 reported for the fourth quarter of 2007. Net income for the quarter ended December 31, 2008, was $3.0 million, a decrease of $480,000 or 13.8% from the fourth quarter of 2007.

“Our earning assets grew nearly $100 million in 2008,” noted Daniel R. Daigneault, the Company’s President & Chief Executive Officer, “which we feel is especially good given current economic conditions. The Company’s loan portfolio increased $59.1 million during the year, with the majority of this in commercial loans, which are typically our highest earning assets. We also saw modest growth in mortgages, consumer loans and municipal loans. The Company’s investment portfolio also posted good growth in 2008, up $40.7 million or 18.4%, with the increase coming in municipal and U.S. Government Agency securities.

“Our 2008 growth was funded entirely with deposits, which were up $144.5 million or 18.5%,” President Daigneault continued. “We are especially pleased with our growth in core deposits, with low-cost deposits increasing $9.5 million or 3.8%. The remaining growth was in certificates of deposit – primarily from wholesale or national market sources – which were up $129.7 million or 31.8%. As a result, we saw borrowed funds decline $44.6 million or 14.1%.

“I am very pleased with our operating results for 2008, especially the record earnings of $14.0 million that were posted despite the weakening economy and recession,” President Daigneault said. “Lower interest rates and good asset growth resulted in our net interest margin increasing to 3.33% in 2008 from 3.13% in 2007. This, in turn, led to a $5.9 million or 18.4% increase in net interest income to $37.7 million in 2008 compared to $31.8 million in 2007.

“For the quarter, net interest income was up $1.8 million or 21.4% compared to the fourth quarter of 2007,” President Daigneault went on. “The combination of a $1.8 million increase in the provision to the allowance for loan losses, a decline in non-interest income due to an accounting adjustment related to mortgage-servicing rights and a modest increase in operating expenses, led to the modest decline in net income for the quarter, despite our strong net interest income.

“While the weakness in the national economy has not hit coastal Maine as hard as many other parts of the country, we nevertheless have seen a deterioration in asset quality,” President Daigneault said. “Net chargeoffs were $2.7 million in 2008 – with $1.1 million coming from one borrowing relationship – compared to net chargeoffs of $1.0 million in 2007. As a result, our provision for loan losses was increased by $3.3 million in 2008 compared to 2007. Even with the higher level of chargeoffs, however, we were able to increase our allowance for loan losses by $2.0 million during 2008.

“Our level of non-performing loans stood at 1.27% of total loans on December 31, 2008 compared to 0.31% on December 31, 2007,” President Daigneault stated. “To provide perspective, our peer group’s non-performing loans stood at 1.80% as of September 30, 2008, the latest peer data available. Other real estate owned increased $1.6 million to $2.4 million or 0.18% of total assets during 2008, which is comparable to the 0.20% reported for our peer group as of September 30, 2008. The level of delinquent loans increased modestly in 2008 and remained level during the fourth quarter of 2008.

“Although we are always concerned when we see a deterioration in asset quality, our balance sheet is sound and I feel that The First’s conservative approach to loan underwriting will enable us to weather the current economic storm better than most banks,” President Daigneault added. “We have not traded quality for higher levels of asset growth, and most importantly, we have not originated sub-prime mortgages.”

“In the Company’s investment portfolio of $262.5 million, only $2.4 million or less than 1% is rated sub-investment grade,” observed F. Stephen Ward, The First Bancorp’s Chief Financial Officer. “These corporate debt securities had an unrealized loss of $1.1 million as of December 31, 2008, and this was reflected as an adjustment to equity on the balance sheets as of that date. During the fourth quarter we significantly reduced the amount of corporate debt securities in the portfolio and for the year booked a net pre-tax loss of $89,000 on sale of securities.

“In challenging economic times, capital levels become increasingly important for every bank,” CFO Ward stated. “We continue to be considered well-capitalized by FDIC standards, and on January 9, 2009 we added an additional $25 million to capital with a preferred stock investment from the U.S. Treasury under its Capital Purchase Program. Participating in the program will provide the Company with greater ability to ride out the current economic storm, especially if conditions worsen, and will give us greater ability to work with individuals and businesses as they also struggle through these adverse economic conditions.

“Our operating ratios were very strong in 2008,” CFO Ward noted, “with a return on average tangible equity of 15.75% for the year. Based upon September 30, 2008 data, the Bank’s return on average equity was in the top 12% of all banks in its peer group, which had an average return of only 6.86%. Our efficiency ratio continues to be an important component in our overall performance and improved from 50.16% in 2007 to 46.23% in 2008. This was the result of the significant increase in net interest income while operating expense increased only modestly. As of September 30, 2008, the average efficiency ratio for our peer group was 61.73%.”

“One highlight of 2008 for The First Bancorp was our stock price performance,” President Daigneault observed. “Our price per share increased from $14.64 on December 31, 2007 to $19.89 per share on December 31, 2008, which produced a total return with dividends reinvested of 43.7% for the year. This compares extremely well to our industry, as measured by the KBW Regional Bank Index, which had a total return of -18.5%. It also compares well to the broad market, as measured by the S&P 500, which had a total return of -36.9% and the Russell 2000, which our stock is included in, which had a total return of -33.7% in 2008.

“In 2008, we increased our dividend by 10.9% from $0.690 per share to $0.765 per share,” President Daigneault observed. “We continued our pattern of a strong dividend payment at 52.8% of earnings, and based on our year-end closing price of $19.89 and the current annual dividend payment of $0.78 per share, our dividend yield is 3.92%. In our opinion, this is very attractive, especially in the current low rate environment.

“I am very pleased with our results for 2008, which demonstrate that we continue to do better than most banks,” President Daigneault concluded. “Low interest rates were good for The First Bancorp and when combined with our growth in earning assets, these led to higher net interest income in 2008. Although there has been a deterioration in asset quality, we feel that our conservative approach to banking is serving us well in these challenging economic times and that our balance sheet remains sound. Our price per share was up nicely this year and compares extremely well to our industry and broader market indices. And finally, we remain well-capitalized, which is an important concern for all banks today.”

The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, The First Bancorp’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
In thousands of dollars	2008	2007
Assets
Cash and due from banks	$16,856	$17,254
Overnight funds sold	-	-
Securities available for sale	27,765	40,461
Securities to be held to maturity (fair value $229,459 at December 31, 2008 and $181,132 at December 31, 2007)	234,767	181,354
Loans held for sale (fair value approximates cost)	1,298	1,817
Loans	979,273	920,164
Less: allowance for loan losses	8,800	6,800
Net loans	970,473	913,364
Accrued interest receivable	5,783	6,585
Premises and equipment	16,028	16,481
Other real estate owned	2,428	827
Goodwill	27,684	27,684
Other assets	22,789	17,423
Total Assets	$1,325,871	$1,223,250
Liabilities
Demand deposits	$67,364	$60,637
NOW deposits	108,188	101,680
Money market deposits	129,333	124,033
Savings deposits	82,866	86,611
Certificates of deposit	347,458	301,364
Certificates $100,000 and over	190,527	106,955
Total deposits	925,736	781,280
Borrowed funds	272,074	316,719
Other liabilities	10,880	12,583
Total Liabilities	1,208,690	1,110,582
Shareholders' Equity
Common stock	97	97
Additional paid-in capital	44,117	44,762
Retained earnings	74,057	67,647
Net unrealized gains on securities available-for-sale	(819)	436
Net unrealized loss on postretirement benefit costs	(271)	(274)
Total Shareholders' Equity	117,181	112,668
Total Liabilities & Shareholders' Equity	$1,325,871	$1,223,250

The First Bancorp
Consolidated Statements of Income (Unaudited)

	For the twelve months ended		For the quarters ended
	December 31,		December 31,
In thousands of dollars	2008	2007	2008	2007
Interest income
Interest and fees on loans	$58,078	$60,585	$13,859	$15,626
Interest on deposits with other banks	3	-	3	-
Interest and dividends on investments	13,290	11,136	3,774	3,107
Total interest income	71,371	71,721	17,636	18,733
Interest expense
Interest on deposits	23,000	29,745	4,959	7,084
Interest on borrowed funds	10,669	10,140	2,357	3,146
Total interest expense	33,669	39,885	7,316	10,230
Net interest income	37,702	31,836	10,320	8,503
Provision for loan losses	4,700	1,432	2,386	582
Net interest income after provision for loan losses	33,002	30,404	7,934	7,921
Non-interest income
Investment management and fiduciary income	1,475	1,737	337	393
Service charges on deposit accounts	2,837	2,740	646	681
Net securities gains	123	2	145	2
Mortgage origination and servicing income	145	589	(225)	211
Other operating income	5,189	5,077	1,316	1,257
Total non-interest income	9,769	10,145	2,219	2,544
Non-interest expense
Salaries and employee benefits	11,333	11,037	2,708	2,884
Occupancy expense	1,518	1,438	368	349
Furniture and equipment expense	2,005	1,944	497	488
Net securities losses	212	-	188	-
Amortization of identified intangibles	283	283	70	71
Other operating expense	7,849	7,481	2,211	1,791
Total non-interest expense	23,200	22,183	6,042	5,583
Income before income taxes	19,571	18,366	4,111	4,882
Applicable income taxes	5,537	5,265	1,103	1,394
NET INCOME	$14,034	$13,101	$3,008	$3,488

The First Bancorp
Selected Financial Data (Unaudited)

	For the years ended		For the quarters ended
Dollars in thousands,	December 31		December 31
except for per share amounts	2008	2007	2008	2007

Summary of Operations
Interest Income	$71,371	$71,721	$17,636	$18,733
Interest Expense	33,669	39,885	7,316	10,230
Net Interest Income	37,702	31,836	10,320	8,503
Provision for Loan Losses	4,700	1,432	2,386	582
Non-Interest Income	9,769	10,145	2,219	2,544
Non-Interest Expense	23,200	22,183	6,042	5,583
Net Income	14,034	13,101	3,008	3,488
Per Common Share Data
Basic Earnings per Share	$1.45	$1.34	$0.31	$0.36
Diluted Earnings per Share	1.44	1.34	0.31	0.36
Cash Dividends Declared	0.765	0.690	0.195	0.180
Book Value	12.09	11.58	12.09	11.58
Tangible Book Value	9.23	8.73	9.23	8.73
Market Value	$19.89	14.64	19.89	14.64
Financial Ratios
Return on Average Equity (a)	12.02%	11.89%	10.10%	12.34%
Return on Average Tangible Equity (a)	15.75%	15.89%	13.19%	16.39%
Return on Average Assets (a)	1.10%	1.13%	0.91%	1.15%
Average Equity to Average Assets	9.14%	9.53%	9.00%	9.33%
Average Tangible Equity to Average Assets	6.98%	7.13%	6.89%	7.03%
Net Interest Margin Tax-Equivalent (a)	3.33%	3.13%	3.67%	3.17%
Dividend Payout Ratio	52.76%	51.49%	62.90%	50.00%
Allowance for Loan Losses/Total Loans	0.90%	0.74%	0.90%	0.74%
Non-Performing Loans to Total Loans	1.27%	0.31%	1.27%	0.31%
Non-Performing Assets to Total Assets	1.31%	0.56%	1.31%	0.56%
Efficiency Ratio	46.23%	50.16%	43.15%	47.91%
At Period End
Total Assets	$1,325,871	$1,223,250	$1,325,871	$1,223,250
Total Loans	979,273	920,164	979,273	920,164
Total Investment Securities	262,532	221.815	262,532	221.815
Total Deposits	925,736	781,280	925,736	781,280
Total Shareholders’ Equity	117,181	112,668	117,181	112,668
(a) Annualized using a 365-day basis